Contact: Alan D. Eskow
         Senior Vice President and Controller
         Valley National Bancorp
         973-305-4003

FOR IMMEDIATE RELEASE:     Friday, June 11, 1999


                 VALLEY NATIONAL BANCORP COMPLETES RAMAPO MERGER


         Wayne, NJ - Valley National Bancorp (NYSE:VLY) completed its previously announced merger with Ramapo Financial Corporation (RMPO), effective at the close of business today.

         "The merger with Ramapo is consistent with Valley's strategy of growth within New Jersey through acquisitions of other strong financial institutions," said Gerald H. Lipkin, Chairman, President and Chief Executive Officer of Valley National Bancorp. "The merger will expand Valley's substantial branch network in Passaic, Essex and Morris counties."

         As a result of the merger, Ramapo shareholders will receive 0.44625 shares of Valley common stock (as adjusted for the 5 percent stock dividend issued on May 18, 1999) for each share of Ramapo common stock they own. Ramapo has 8,896,708 outstanding shares of common stock, resulting in the issuance of 3,970,155 shares of Valley common stock, less fractional shares paid out in cash at $27.58.

         In conjunction with the merger, Valley expects to incur a second quarter charge of approximately $2.1 million, net of tax, for one-time merger related and restructuring charges including costs related to branch closings, officers' compensation and professional and investment banking fees.



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         The Ramapo Bank,  the principal  subsidiary of Wayne,  NJ-based  Ramapo
Financial Corporation, has approximately $343 million in assets and operates eight branch offices in Essex, Morris and Passaic counties. The merger increases Valley's total assets to approximately $6.1 billion and its branch network to 114 branches in 10 counties.

         This document contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are not historical facts and include expressions about management's confidence and strategies and management's expectations about new and existing programs and products, relationship opportunities, technology and market conditions. These statements may be identified by such forward-thinking terminology as "expect," "look," "believe," "anticipate," "may," "will" or similar statements or variations of such terms. Such forward-thinking statements involve certain risks and uncertainties. These include, but are not limited to, to the direction of interest rates, continued levels of loan quality and origination volume, continued relationships with major customers including sources for loans, successful completion of the implementation of Year 2000 technology changes, as well as the effects of economic conditions and legal and regulatory barriers and structure. Actual results may differ materially from such forward-looking statements. Valley National Bancorp assumes no obligation for updating any such forward-looking statements at any time.